EXHIBIT 99.1

PRIMERICA REPORTS FOURTH QUARTER 2010 RESULTS

Net income of $52.9 million; Diluted EPS of $0.69

Net operating income of $45.2 million; Diluted operating EPS of $0.59

Strong Investment and Savings Products performance

Duluth, GA, February 8, 2011 – Primerica, Inc. (NYSE: PRI) announced today financial results for the fourth quarter ended December 31, 2010. Total revenues were $279.4 million for the fourth quarter of 2010. Net income was $52.9 million for the fourth quarter of 2010, or $0.69 per diluted share.

Operating revenues were $264.5 million, compared to $250.1 million in the fourth quarter of 2009. Net operating income was $45.2 million, or $0.59 per diluted share, for the fourth quarter of 2010, compared with $42.6 million in the fourth quarter of 2009. Results reflect stable core performance in Term Life as well as Investment and Savings Products growth partially offset by lower investment income. Operating results during the quarter excluded $.10 per diluted share largely related to certain reinsurance recoveries discussed in detail below.

Net income was $257.8 million for 2010, compared to $494.6 million for 2009. Net income for all of 2009 as well as the first quarter of 2010 did not reflect the impact of the Citi reinsurance and reorganization transactions. Adjusted to reflect these transactions as well as the other operating adjustments described below, net operating income was $161.5 million for 2010, compared with $158.4 million for 2009.

D. Richard Williams, Chairman of the Board and Co-Chief Executive Officer said, “Our fourth quarter was marked by solid net operating income and earnings per share, reflecting continued growth in both term life net premium and investment and savings products sales. Our strong capitalization, focus on growth strategies and unique sales distribution position us well to enhance shareholder value.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “We are proud of what we have been able to accomplish since becoming a public company and we are working on new products and initiatives that we believe will drive long-term growth for Primerica.”

Distribution Results

•

Recruiting increased by 4% in fourth quarter 2010 compared to the same period a year ago. Relative to the third quarter, the fourth quarter of 2010 experienced a lower percentage of new recruits obtaining a life license and higher non-renewals largely reflecting a higher number of states with renewal cycles in the fourth quarter. As a result, the size of our life-licensed insurance sales force decreased on both a sequential quarter and year-over-year basis to 94,850 at December 31, 2010. During the quarter we enhanced our new “Fast Start Bonus” to provide additional incentives for our newest recruits to engage in licensing activities as well as recruiting and field training observations.

•

Term life net premium grew by 10% in the fourth quarter of 2010 compared to the third quarter of 2010 as we added another quarter of new term life business following the Citi reinsurance transactions. Life insurance policies issued decreased by 7% in fourth quarter 2010 from a year ago in line with industry term life trends. Sequentially, life insurance policies issued increased 4% in fourth quarter 2010 largely reflecting typical lower sales in the summer months. Total face amount in force increased by $6.60 billion to $656.79 billion at December 31, 2010 over December 31, 2009 primarily due to the effect of the stronger Canadian dollar and improved persistency.

•

Investment and savings products sales continued to grow, up 9% in fourth quarter 2010 from a year ago primarily driven by a 23% increase in annuity sales. Growth in annuity sales continued to outpace the industry in fourth quarter 2010, reflecting our clients’ desire to mitigate financial risk with guaranteed lifetime income. Sequentially, investment and savings products sales increased 10% in the fourth quarter of 2010. Client asset values were driven higher by improved market conditions, up 11% to $34.87 billion at December 31, 2010 from a year ago.

Operating Adjustments

Our operating results exclude realized investment gains and losses and the expense associated with our IPO-related equity awards. For the fourth quarter of 2010, our Term Life segment operating results also excluded $13.1 million of pre-tax income related to ceded premium recoveries which previously had not been recognized due to the uncertain nature of their recovery. Given the magnitude, we excluded these recoveries from our operating results because we believe they are not indicative of our ongoing operations.

Unusual Accounting Items

During the quarter ended December 31, 2010, we accrued certain items that previously had been accounted for on a cash basis. These items contributed net income of approximately $0.01 per diluted share and were insignificant to prior periods. The corrections reflect one-time adjustments that impact various line items and segments as follows:

•	Term Life Insurance: increase in other insurance expenses of $4.0 million primarily related to premium taxes;

•

Investment and Savings Products: increase in commissions and fees revenues of $11.6 million with a corresponding increase in sales commission expense of $6.8 million both primarily related to 12b-1 commissions; and

•	Corporate and Other Distributed Products: increase in commissions and fees revenues of $0.4 million.

The impact of these corrections is reflected in both our actual and operating segment results below. These corrections will not have an ongoing impact on earnings.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments were as follows:

	Actual			Operating (1)
	Q4 2010	Q4 2009	% Change	Q4 2010	Q4 2009	% Change
	($ in thousands)			($ in thousands)
Revenues:
Term Life Insurance	$137,068	$437,176	-69%	$123,927	$125,130	-1%
Investment and Savings Products	103,021	82,954	24%	103,021	82,954	24%
Corporate and Other Distributed Products	39,298	58,472	-33%	37,598	42,020	-11%

Total revenues	$279,387	$578,602	-52%	$264,546	$250,104	6%

Income (loss) before income taxes:
Term Life Insurance	$52,000	$156,392	-67%	$38,859	$43,937	-12%
Investment and Savings Products	34,769	26,095	33%	34,769	26,095	33%
Corporate and Other Distributed Products	(6,247)	16,484	-138%	(4,786)	(2,739)	-75%

Total income before income taxes	$80,522	$198,971	-60%	$68,842	$67,293	2%

(1)	See the Non-GAAP Financial Measures section and the Operating Results Reconciliations at the end of this release for additional information.

Term Life Insurance. Operating revenues were down slightly versus the prior year period reflecting lower sales partially offset by improved persistency. Investment income was lower largely related to the performance of the Citi reinsurance trust assets. Additionally, during the fourth quarter of 2010 we recognized a $3.0 million ceded premium recovery from a reinsurer that was previously deemed uncollectible. Operating income before income taxes decreased by 12%, or $5.1 million, versus the prior year period reflecting the $4.0 million accounting correction to insurance expenses noted above. Excluding the impact of this item, insurance expenses were flat year over year as the expected run-off in reinsurance expense allowances from Citi was offset by non-recurring expenses in fourth quarter of 2009. Year-over-year trends in DAC amortization and benefits and claims reflected improved persistency, the lower interest rate assumption on new business issued in 2010 and level claims experience.

On a sequential quarter basis, fourth quarter 2010 operating revenues increased by 7%, or $8.0 million, largely as a result of growth in New Term premiums, the $3.0 million ceded premium recovery noted above and the performance of the reinsurance trust assets. Excluding the one-time accounting adjustment, operating benefits and expenses increased by 11%, or $7.7 million driven by the growth in New Term premiums and higher DAC amortization from seasonally lower fourth quarter persistency.

Investment and Savings Products. Operating revenues and income before income taxes in the fourth quarter of 2010 were both driven by higher sales and increased client asset values. Excluding the $11.6 million accounting correction noted previously, operating revenues increased to $91.4 million, or 10% over the prior year period. Excluding the $4.8 million net accounting correction, operating income before income taxes increased to $29.9 million, or 15% compared to fourth quarter a year ago. Growth in operating income before income taxes outpaced the growth in operating revenues primarily due to a volume-related incentive payment we earned for strong 2010 variable annuity sales.

Corporate and Other Distributed Products. Operating revenues decreased by 11%, or $4.4 million, in the fourth quarter of 2010 from a year ago, largely due to lower investment income primarily attributable to lower yield on invested assets and continued diminishing loan sales that had little impact on operating income before income taxes. Segment operating loss before income taxes was $4.8 million in the fourth quarter of 2010 and $2.7 million in the same period of 2009. This change primarily reflected lower investment income.

Corporate expense payments to Citi were lower by $2.2 million in the fourth quarter of 2010 compared to the prior year period, offset by $3.1 million in stand-alone public company expenses which continue to emerge as we transition from Citi-provided services. In addition, expenses in fourth quarter 2009 included non-recurring IPO-related expenses. Overall, expenses were flat compared to the prior year period.

Income Taxes

Our effective income tax rate for fourth quarter 2010 was 34.3%, compared to 36.6% for the same quarter a year ago reflecting the retroactive extension of certain expiring provisions in the United States tax law that previously required us to accelerate the recognition of tax on foreign investment income. We also benefited from a lower tax rate in Canada.

Capital and Liquidity

Primerica continues to be well capitalized, with a high-quality invested asset portfolio and positive cash flow for the quarter. Investments and cash totaled $2.28 billion as of December 31, 2010. Our invested asset portfolio had a net unrealized gain of $157.4 million (net of unrealized losses of $7.4 million) at December 31, 2010, down from a net unrealized gain of $188.9 million at September 30, 2010 as interest rates increased during the fourth quarter. Net realized gains for the quarter were $1.7 million, with minimal other-than-temporary impairments. As of December 31, 2010, the book yield on our fixed-income portfolio was 5.48%; including cash it was 5.15%.

As of December 31, 2010, our debt-to-capital ratio remained low at 17.3%. Net operating income return on adjusted stockholders’ equity was 13.8% for the quarter ended December 31, 2010. Net income return on stockholders’ equity was 14.9% for the same period.

Primerica Life Insurance Company, our primary underwriter, had statutory capital in excess of the applicable statutory requirements to support existing operations and to fund future growth. With a statutory risk-based capital (RBC) ratio estimated to be in excess of 570% as of December 31, 2010, we continue to be well positioned to support anticipated future growth.

Citi Reinsurance and Reorganization Transactions

In connection with Primerica’s April 1, 2010 initial public offering, the Company executed a series of reinsurance and reorganization transactions. These transactions had a significant impact on our financial position and will cause our financial results in the current and future periods to be materially different from those reflected in our historical financial statements. Accordingly, management believes that our operating results, which reflect the effect of these transactions, represent meaningful comparisons between 2010 and 2009.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity. Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented and income related to ceded premium recoveries which previously had not been recognized due to the uncertain nature of their recovery. Operating income (loss) before income taxes for all periods in 2009 reflects segment expense allocation reclassifications. Adjusted stockholders’ equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented. Periods ending prior to April 1, 2010 also give effect to the reinsurance and reorganization transactions as if they had occurred at the beginning of the period presented for the statement of income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, February 9, 2011 at 9:00 am EST, to discuss fourth quarter results. This release and a detailed financial supplement will be posted on Primerica’s website. Investors are encouraged to review these materials. To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to attract new recruits, retain sales representatives and maintain the licensing of our sales representatives; our or our sales representatives’ violation of, non-compliance with or subjection to specific laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment and savings products to remain competitive with other investment or savings options or the loss of our relationship with companies that offer our mutual fund or variable annuity products; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers, including Citi, to perform their obligations; a discontinuation of custodial or recordkeeping services; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; conflicts of interests due to Citi’s and Warburg Pincus’ significant interests in us; arrangements with Citi that may not be sustained at the same levels as when we were controlled by Citi and incremental costs that we incur as a stand-alone public company; historical and pro forma financial data may not be a reliable indicator of future results; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the “Investor Relations” section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, headquartered in Duluth, Georgia, is a leading distributor of financial products to middle income households in North America with approximately 95,000 licensed representatives. We offer our clients term life insurance, mutual funds, variable annuities and other financial products. Primerica insures 4.3 million lives and more than 2 million clients maintain investment accounts with the Company. Primerica’s mission is to serve middle income families by helping them make informed financial decisions and providing them with the strategies and means to gain financial independence.

Investor Contact:

Kathryn Kieser

770-564-7757

Email: investorrelations@primerica.com

Media Contact:

Mark L. Supic

770-564-6329

Email: mark.supic@primerica.com

PRIMERICA, INC.

Balance Sheets

(In thousands)

	December 31, 2010 (Unaudited)	December 31, 2009 (1)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$2,081,361	$6,378,179
Equity securities available for sale, at fair value	23,213	49,326
Trading securities, at fair value	22,767	16,996
Policy loans and other invested assets	26,243	26,947

Total investments	2,153,584	6,471,448
Cash and cash equivalents	126,038	602,522
Accrued investment income	22,328	71,382
Premiums and other receivables	168,026	169,225
Due from reinsurers	3,731,634	867,242
Due from affiliates	—	1,915
Deferred policy acquisition costs	853,211	2,789,905
Intangible assets	75,357	78,895
Other assets	303,602	569,268
Separate account assets	2,446,786	2,093,342

Total assets	$9,880,566	$13,715,144

Liabilities and Stockholders’ Equity
Liabilities:
Future policy benefits	$4,409,183	$4,197,454
Unearned premiums	5,563	3,185
Policy claims and other benefits payable	229,895	218,390
Other policyholders’ funds	357,253	382,768
Note payable	300,000	—
Income taxes	126,260	890,617
Due to affiliates	—	202,507
Other liabilities	386,182	273,007
Payable under securities lending	181,726	510,101
Separate account liabilities	2,446,786	2,093,342

Total liabilities	8,442,848	8,771,371

Stockholders’ equity:
Common stock	728	—
Paid-in capital	889,394	1,124,096
Retained earnings	395,057	3,648,801
Accumulated other comprehensive income, net of income tax	152,539	170,876

Total stockholders’ equity	1,437,718	4,943,773

Total liabilities and stockholders’ equity	$9,880,566	$13,715,144

(1)	Does not give effect to the Citi reinsurance and reorganization transactions.

PRIMERICA, INC.

Statements of Income

(Unaudited – in thousands, except per-share amounts)

	Three Months Ended Dec. 31,
	2010	2009 (1)
Revenues:
Direct premiums	$548,330	$535,417
Ceded premiums	(417,981)	(160,018)

Net premiums	130,349	375,399

Net investment income	26,688	90,450
Commissions and fees	108,288	89,301
Realized investment gains, including OTTI	1,700	9,503
Other	12,362	13,949

Total revenues	279,387	578,602

Benefits and expenses:
Benefits and claims	52,033	148,448
Amortization of deferred policy acquisition costs	29,536	111,506
Insurance commissions	4,204	6,989
Insurance expenses	15,887	32,989
Sales commissions	50,266	42,001
Interest expense	6,976	—
Other operating expenses	39,963	37,698

Total benefits and expenses	198,865	379,631

Income before income taxes	80,522	198,971

Income taxes	27,633	72,890

Net income	$52,889	$126,081

Earnings per share:
Basic	$0.70

Diluted	$0.69

Shares used in computing earnings per share:
Basic	72,453

Diluted	73,240

(1)	Does not give effect to the Citi reinsurance and reorganization transactions.

PRIMERICA, INC.

Statements of Income

(Unaudited – in thousands, except per-share amounts)

	Twelve Months Ended Dec. 31,
	2010		2009 (1)
Revenues:
Direct premiums	$2,181,074		$2,112,781
Ceded premiums	(1,450,367)		(610,754)

Net premiums	730,707		1,502,027

Net investment income	165,111		351,326
Commissions and fees	382,940		335,986
Realized investment gains, including OTTI	34,145		(21,970)
Other	48,960		53,032

Total revenues	1,361,863		2,220,401

Benefits and expenses:
Benefits and claims	317,703		600,273
Amortization of deferred policy acquisition costs	168,035		381,291
Insurance commissions	19,904		34,388
Insurance expenses	75,503		148,760
Sales commissions	179,924		162,756
Interest expense	20,872		—
Other operating expenses	180,779		132,978

Total benefits and expenses	962,720		1,460,446

Income before income taxes	399,143		759,955
Income taxes	141,365		265,366

Net income	$257,778		$494,589

Earnings per share:
Basic	$3.43	(2)

Diluted	$3.40	(2)

Shares used in computing earnings per share:
Basic	72,099	(2)

Diluted	72,882	(2)

(1)	Does not give effect to the Citi reinsurance and reorganization transactions.

(2)	Pro forma basis using weighted-average shares, including the shares following our April 1, 2010 corporate reorganization as though they had been issued and outstanding on January 1, 2010

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands, except per-share amounts)

	Three Months Ended December 31, 2010
	Operating (Non-GAAP)	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$548,330	$—	$548,330
Ceded premiums	(431,122)	13,141	(417,981)

Net premiums	117,208	13,141	130,349

Net investment income	26,688	—	26,688
Commissions and fees	108,288	—	108,288
Realized investment gains, including OTTI	—	1,700	1,700
Other, net	12,362	—	12,362

Total revenues	264,546	14,841	279,387

Benefits and expenses:
Benefits and claims	52,033	—	52,033
Amortization of DAC	29,536	—	29,536
Insurance commissions	4,204	—	4,204
Insurance expenses	15,887	—	15,887
Sales commissions	50,266	—	50,266
Interest expense	6,976	—	6,976
Other operating expenses	36,802	3,161	39,963

Total benefits and expenses	195,704	3,161	198,865

Income before income taxes	68,842	11,680	80,522

Income taxes	23,625		27,633

Net income	$45,217		$52,889

Earnings per share - diluted	$0.59		$0.69

Diluted shares	73,240		73,240

See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations for additional information.

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands)

	Three Months Ended December 31, 2009
	Operating (Non-GAAP)	Adjustments for the Citi Reinsurance Transactions	Adjustments for the Reorganization	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$535,417	$—	$—	$—	$535,417
Ceded premiums	(419,050)	259,032	—	—	(160,018)

Net premiums	116,367	259,032	—	—	375,399

Net investment income	30,487	52,111	7,852	—	90,450
Commissions and fees	89,301	—	—	—	89,301
Realized investment gains, including OTTI	—	—	—	9,503	9,503
Other, net	13,949	—	—	—	13,949

Total revenues	250,104	311,143	7,852	9,503	578,602

Benefits and expenses:
Benefits and claims	49,123	99,325	—	—	148,448
Amortization of DAC	32,339	79,167	—	—	111,506
Insurance commissions	4,936	1,484	—	569	6,989
Insurance expenses	12,060	24,133	—	(3,204)	32,989
Sales commissions	42,001	—	—	—	42,001
Interest expense	7,289	(3,164)	(4,125)	—	—
Other operating expenses	35,063	—	(3,161)	5,796	37,698

Total benefits and expenses	182,811	200,945	(7,286)	3,161	379,631

Income before income taxes	67,293	110,198	15,138	6,342	198,971

Income taxes	24,652				72,890

Net income	$42,641				$126,081

See the Citi Reinsurance and Reorganization Transactions section, the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations for additional information.

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands)

	Twelve Months Ended December 31, 2010
	Operating (Non-GAAP)	Adjustments for the Citi Reinsurance Transactions	Adjustments for the Reorganization	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$2,181,074	$—	$—	$—	$2,181,074
Ceded premiums	(1,759,836)	296,328	—	13,141	(1,450,367)

Net premiums	421,238	296,328	—	13,141	730,707

Net investment income	110,376	47,566	7,169	—	165,111
Commissions and fees	382,940	—	—	—	382,940
Realized investment gains, including OTTI	—	—	—	34,145	34,145
Other, net	48,960	—	—	—	48,960

Total revenues	963,514	343,894	7,169	47,286	1,361,863

Benefits and expenses:
Benefits and claims	189,499	128,204	—	—	317,703
Amortization of DAC	96,646	71,389	—	—	168,035
Insurance commissions	18,235	1,669	—	—	19,904
Insurance expenses	49,420	26,083	—	—	75,503
Sales commissions	179,924	—	—	—	179,924
Interest expense	27,809	(2,812)	(4,125)	—	20,872
Other operating expenses	149,085	—	(3,076)	34,770	180,779

Total benefits and expenses	710,618	224,533	(7,201)	34,770	962,720

Income before income taxes	252,896	119,361	14,370	12,516	399,143

Income taxes	91,412				141,365

Net income	$161,484				$257,778

See the Citi Reinsurance and Reorganization Transactions section, the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations for additional information.

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands)

	Twelve Months Ended December 31, 2009
	Operating (Non-GAAP)	Adjustments for the Citi Reinsurance Transactions	Adjustments for the Reorganization	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$2,112,781	$—	$—	$—	$2,112,781
Ceded premiums	(1,694,790)	1,084,036	—	—	(610,754)

Net premiums	417,991	1,084,036	—	—	1,502,027

Net investment income	118,345	202,482	30,499	—	351,326
Commissions and fees	335,986	—	—	—	335,986
Realized investment gains, including OTTI	—	—	—	(21,970)	(21,970)
Other, net	53,032	—	—	—	53,032

Total revenues	925,354	1,286,518	30,499	(21,970)	2,220,401

Benefits and expenses:
Benefits and claims	176,287	423,986	—	—	600,273
Amortization of DAC	101,560	279,731	—	—	381,291
Insurance commissions	27,635	5,523	—	1,230	34,388
Insurance expenses	54,219	96,615	—	(2,074)	148,760
Sales commissions	162,756	—	—	—	162,756
Interest expense	27,493	(10,993)	(16,500)	—	—
Other operating expenses	132,134	—	(34,770)	35,614	132,978

Total benefits and expenses	682,084	794,862	(51,270)	34,770	1,460,446

Income before income taxes	243,270	491,656	81,769	(56,740)	759,955

Income taxes	84,843				265,366

Net income	$158,427				$494,589

See the Citi Reinsurance and Reorganization Transactions section, the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations for additional information.

Term Life Insurance Operating Results Reconciliation

(Unaudited – in thousands)

	Three months ended December 31,
	2010	2009

Operating revenues	$123,927	$125,130
Reinsurance recoveries adjustment	13,141	—
Citi reinsurance transaction adjustments	—	311,143
Reorganization adjustments	—	903

Total revenues	$137,068	$437,176

Operating income before income taxes	$38,859	$43,937
Reinsurance recoveries adjustment	13,141	—
Citi reinsurance transaction adjustments	—	110,198
Reorganization adjustments	—	903
Insurance commissions - segment allocation reclass	—	(1,850)
Insurance expenses - segment allocation reclass	—	3,204

Income before income taxes	$52,000	$156,392

Corporate and Other Distributed Products Operating Results Reconciliation

(Unaudited – in thousands)

	Three months ended December 31,
	2010	2009

Operating revenues	$37,598	$42,020
Realized investment gains, including OTTI	1,700	9,503
Reorganization adjustments	—	6,949

Total revenues	$39,298	$58,472

Operating loss before income taxes	$(4,786)	$(2,739)
Realized investment gains, including OTTI	1,700	9,503
Other operating expense - equity awards	(3,161)	(3,161)
Reorganization adjustments	—	14,235
Insurance commissions - segment allocation reclass	—	1,281
Other operating expense - segment allocation reclass	—	(2,635)

(Loss) income before income taxes	$(6,247)	$16,484

PRIMERICA, INC.

Adjusted Stockholders’ Equity Reconciliation

(Unaudited – in thousands)

December 31,
2010
Adjusted stockholders’ equity	$1,341,672
Unrealized net investment gains recorded in stockholders’ equity	96,047

Stockholders’ equity	$1,437,719